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                                                                  EXHIBIT 2(iii)

                           PLAN AND AGREEMENT OF MERGER

                                       OF

                                 AU 'N AG, INC.
                              (A UTAH CORPORATION)

                                      INTO

                                 AU 'N AG, INC.
                            (A DELAWARE CORPORATION)


         Plan and Agreement of Merger (hereinafter called "Agreement of Merger") dated this 15th day of February 1994, by and between AU 'N AG, INC., a corporation organized and existing under the laws of the state of Utah (hereinafter sometimes referred to as "AU 'N AG (Utah)") and AU 'N AG, INC., a corporation organized and existing under the laws of the state of Delaware (hereinafter sometimes referred to as "AU 'N AG (Delaware)":). These two parties are herein sometimes referred to collectively as the "merging corporations," witnesseth:

         WHEREAS, AU 'N AG (Delaware) is the wholly owned subsidiary of AU 'N AG (Utah);

         WHEREAS, AU 'N AG (Utah) wishes to change the state of its domicile by merger into AU 'N AG (Delaware); and

         WHEREAS, Section 252 of the Delaware General Corporation Law and
Section 16-10a-1104 of the Utah Business Corporation Act each authorize the merger of AU 'N Ag (Utah) and AU 'N AG (Delaware);

         NOW, THEREFORE, the merging corporations have agreed, and do hereby agree, each with the other in consideration of the premises and the mutual agreements, provisions, covenants and grants herein contained and in accordance with the laws of the state of Delaware, and in accordance with the laws of the state of Utah, that AU 'N AG (Utah) and AU 'N AG (Delaware) be merged into a single corporation and that AU 'N AG (Delaware) shall be the continuing and surviving corporation and do hereby agree upon and prescribe that the terms and conditions of the merger hereby agreed upon and the mode of carrying the same into effect and the manner of converting the presently outstanding shares of each of the merging corporations into the shares of AU 'N AG (Delaware) are and shall be hereinafter set forth.





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                                   ARTICLE I
                         Manner of Conversion of Shares

         a.      The manner and basis of converting the shares of AU 'N AG
(Utah) into shares of AU 'N AG (Delaware) are as follows: at the effective time of the merger, each share of common stock of AU 'N AG (Utah) shall thereupon be converted into one share of AU 'N AG (Delaware). Each holder of outstanding common stock of AU 'N AG (Utah) upon surrender to AU 'N AG (Delaware) of one or more certificates for such shares for cancellation shall be entitled to receive one or more certificates for the number of shares of common stock of AU 'N AG (Delaware) of one or more certificates for such shares for cancellation shall be entitled to receive one or more certificates for the number of shares of common stock of AU 'N AG (Delaware) represented by the certificates of AU 'N AG (Utah) so surrendered for cancellation by such holder. Until so surrendered, each such certificate representing outstanding shares of common stock of AU 'N AG (Utah) shall represent the ownership of a like number of shares of AU 'N AG (Delaware) for all corporate and legal purposes.

         b. As of the effective time of the merger, all of the outstanding shares of common stock of AU 'N AG (Delaware), which shares are held by AU 'N AG (Utah), shall be redeemed by AU 'N AG (Delaware) for the sum of one dollar ($1) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares. None of such redeemed shares shall be retained by AU 'N AG (Delaware) as treasury shares and such shares shall be reissued in accordance with paragraph (b) of this Article I.

                                   ARTICLE II
                                 Effective Time

         The effective time of the merger shall be upon the issuance of the certificate of merger by the Division of Corporations of the State of Utah and filing the agreement of merger in accordance with Section 252 of the Delaware General Corporation Law with the Secretary of State of Delaware and recording such agreement of merger in the office of the recorder of deeds. Prior to said date, this plan and agreement of merger shall (1) have been submitted to approved by the board of directors of each of the merging corporations; (2) have been approved by the stockholders of each of the merging corporations in accordance with law.

                                  ARTICLE III
                                Effect of Merger

         When the merger shall have been effected:

         (a) The merging corporations shall be a single corporation known as AU 'N AG, INC., a Delaware corporation.





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         (b)     The separate existence of AU 'N AG (Utah) shall cease.

         (c) AU 'N AG (Delaware) shall have all rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Delaware General Corporation Law.

         (d) AU 'N AG (Delaware) shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature of each of the merging corporations and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares and all other choices in action, and all and every other interest of and belonging to or due to each of the merging corporations shall be taken and deemed to be transferred to and vested in AU 'N AG (Delaware) without further act or deed, and the title to any real estate or any interest therein vested in either of the merging corporations shall not revert or be in any way impaired by reason of the merger.

         (e) AU 'N AG (Delaware) shall thenceforth be responsible and liable for all the liabilities and obligations of each of the merging corporations and any claim existing or action or processing pending by or against either of the merging corporations may be prosecuted to judgment as if such merger had not taken place, or AU 'N AG (Delaware) may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the merging corporations shall be impaired by reason of the merger.

         (f) After the effective time of the merger, the earned surplus of AU 'N AG (Delaware) shall equal the aggregate of the earned surpluses of the merging corporations immediately prior to the effective time of the merger. The earned surplus determined as above provided shall continue to be available for payment of dividends by AU 'N AG (Delaware).

         (g) The certificate of incorporation of AU 'N AG (Delaware) as in effect on the date of the merger provided for in this agreement of merger, shall continue in full force and effect as the certificate of incorporation of the corporation surviving this merger.

         (h) The by-laws of AU 'N AG (Delaware) as they shall exist on the effective date of this agreement of merger shall be and remain the by-laws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

         (i) The directors and officers of AU 'N AG (Delaware) shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.





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                                   ARTICLE IV
             Service of Process; Rights of Dissenting Shareholders

         AU 'N AG (Delaware) hereby agrees that it may be served with process in the State of Utah in any proceeding for enforcement of any obligation of AU 'N AG (Utah), and in any proceeding for the enforcement of the rights of a dissenting shareholder of AU 'N AG (Utah). AU 'N AG (Delaware) irrevocably appoints the director of the Division of Corporations and Commercial Code as its agent to accept service of process in any such proceeding. The address to which a copy of the process may be mailed is 6 Fay Court, Wayne, NJ 07470. AU 'N AG (Delaware) will promptly pay to the dissenting shareholders of AU 'N AG
(Utah) the amount, if any, to which they shall be entitled under the provisions of the Utah Business Corporation Act with respect to the rights of dissenting shareholders.

                                   ARTICLE V
                                  Termination

         If, at any time prior to the effective date hereof, events or circumstances occur which in the opinion of a majority of the board of directors of either constituent corporation renders it inadvisable to consummate the merger, this Agreement of Merger shall not become effective even though previously adopted by the shareholders of the corporation as herein before provided. The filing of the merger shall conclusively establish that no action to terminate this plan has been taken by the board of directors of either corporation.

                                   ARTICLE VI
                                   Amendment

         The boards of directors of the constituent corporations may amend the Agreement of Merger at any time prior to the filing of the Agreement (or a certificate in lieu thereof) with the states of Utah and Delaware provided that an amendment made subsequent to the adoption of the Agreement of Merger by the stockholders of any constituent corporation shall not (1) alter or change the amount of any kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, except to correct manifest error as may be permitted by law; (2) alter or change any term of the Certificate of Incorporation of the surviving corporation to be effected by the merger; or (3) alter or change any of the other terms and conditions of the Agreement of Merger if such alteration or change would adversely affect the holders of any class or series thereof such constituent corporation.

         IN WITNESS WHEREOF, AU 'N AG (Delaware), a Delaware corporation, has caused this Plan and Agreement of Merger to be signed by its president and its secretary in accordance with the requirements of Section 252 of the Delaware General Corporation Law and AU 'N AG, INC., a Utah corporation, has caused this Plan and





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Agreement of Merger to be signed by its president and its secretary in accordance with the requirements of Section 16-10a-1104 of the Utah Revised Business Corporation Act all as of the 15th day of February, 1994.


Attest:                                   AU 'N AG, INC.
                                          A Utah Corporation



 /s/ Max Morrill                          By:  /s/ R.G. Listul
---------------------------------              --------------------------------
     Max Morrill, Secretary                        R.G. Listul, President



Attest:                                    AU 'N AG, INC.
                                           A Delaware Corporation




/s/ Ronald N. Vance                        By:  /s/ Ronald N. Vance
---------------------------------               -------------------------------




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